Exhibit 4
Execution Version
COMPANY STOCKHOLDER VOTING AGREEMENT
     THIS STOCKHOLDER VOTING AGREEMENT (hereinafter referred to as this “Agreement”) is made and entered into as of August 16, 2010 by and between Ivy Holdings Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of Prospect Medical Holdings, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Parent, the Company and Ivy Merger Sub Corp., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);
     WHEREAS, each Stockholder (a) is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of such number of shares of the outstanding common stock of the Company, par value $.01 per share (“Company Common Stock”), and (b) holds the stock options and other rights, if any, to acquire additional shares of Company Common Stock, in each case as is indicated opposite such Stockholder’s name on Schedule I attached hereto; and
     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, each of the Stockholders (in their capacity as such) is willing to agree to vote the Shares (as defined herein) over which such Stockholder has voting power so as to facilitate the consummation of the Transaction, on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
          (a) “Constructive Sale” shall mean, with respect to any Shares, a short sale with respect to such Shares, entering into or acquiring an offsetting derivative contract with respect to such Shares, entering into or acquiring a future or forward contract to deliver such Shares, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Shares.
          (b) “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise, (iii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, (iv) the occurrence of a Company Adverse Recommendation Change in response to a Superior Proposal or (v) the occurrence of a Change of Recommendation in response to an Intervening Event.

          (c) “Shares” shall mean: (i) all shares of Company Common Stock beneficially owned by the Stockholders as of the date hereof, and (ii) all additional shares of Company Common Stock (including those acquired through the exercise of any stock options, warrants or any other securities or rights exercisable or exchangeable for or convertible into Shares) of which the Stockholders become the beneficial owner (the “Additional Shares”) during the period commencing on the date hereof and expiring on the Expiration Date.
          (d) “Transfer” shall mean, with respect to any Shares, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Shares (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Shares (other than pursuant to the Contribution Agreement), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
     SECTION 2. Transfer of Shares.
          (a) Transfer of Shares. Each Stockholder hereby agrees as to such Stockholder only that, except as set forth in, and pursuant to, the Contribution Agreement, at all times during the period commencing on the date hereof until the Expiration Date, such Stockholder shall not cause or permit any Transfer of any of such Stockholder’s Shares or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of the Shares; provided, however, that each Stockholder may Transfer Shares to a Family Member or trust for the benefit of such Stockholder or his Family Members (and in the case of a Stockholder that is a trust, the Shares held in such trust may be transferred to any beneficiary thereof, any Family Member of any such beneficiary, or to any trust for the benefit of any such beneficiary or any such Family Member) for estate or tax planning purposes; provided, that, as a condition to any such Transfer, the transferee agrees in writing to be bound by the terms of this Agreement applicable to such Stockholder and to hold such Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bound the Stockholder from whom the Shares were Transferred. For purposes of this Agreement, a “Family Member” of an individual shall include any member of the class consisting of that individual’s spouse, descendants (whether by blood, marriage or adoption, and their respective descendants by blood, marriage or adoption), parents (including adoptive parents or in-laws), siblings (whether by blood, marriage or adoption), or the spouse of any such descendent, parent or sibling.
          (b) Transfer of Voting Rights. Except as otherwise permitted by this Agreement or pursuant to the Contribution Agreement, each Stockholder hereby agrees as to such Stockholder only that, at all times commencing on the date hereof until the Expiration Date, such Stockholder shall not deposit, or permit the deposit of, any of such Stockholder’s Shares in a voting trust, grant any proxy or power of attorney in respect of such Stockholder’s Shares, or enter into any voting agreement or similar arrangement, commitment or understanding with respect to such Stockholder’s Shares in violation of this Agreement.

     SECTION 3. Agreement to Vote Shares; Proxy.
          (a) Voting Agreement. Notwithstanding Section 3(b) below, until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each Stockholder agrees (solely as to itself and solely in its capacity as a stockholder of the Company) that it shall, or shall cause its nominee holder of record on any applicable record date to, vote the Shares that such Stockholder is eligible to vote, and deliver a written consent in respect of such Stockholder’s Shares, at any applicable general or special meeting of the stockholders of the Company:
(i)	in favor of (x) adoption of the Merger Agreement and approval of the Merger, (y) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s stockholders is requested, and (z) any proposal or action in respect of which approval of the Company’s stockholders is requested that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement; and

(ii)	against any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement;
provided, that the foregoing voting covenants shall apply solely to actions taken by such Stockholder in its capacity as a stockholder of the Company, and solely with respect to such matters to the extent the approval of the Company’s stockholders is required or requested of the Company’s stockholders by the Company, and no Stockholder shall have any obligations or restrictions with respect to such matters in any other capacity or in any other context.
          Prior to the Expiration Date, each Stockholder covenants as to such Stockholder only not to enter into any understanding or agreement with any person to vote or give instructions with respect to such Stockholder’s Shares in any manner inconsistent with Section 3(a), Section 3(b) or Section 3(c).
          Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the matters specified in Section 3(a)(i) or (ii) above (and at every adjournment or postponement thereof), each Stockholder covenants that it shall, or shall cause the holder of record of such Stockholder’s Shares on each record date relevant to such a stockholder vote with respect to such specified matters to, appear at such meeting or otherwise cause such Stockholder’s Shares that are eligible to be voted at such stockholder meeting to be counted as present thereat for purposes of establishing a quorum.

(b)	Grant of Proxy.

(i)	Each Stockholder as to itself only (i) represents that it has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to such Stockholder’s Shares and (ii) until the Expiration Date, hereby irrevocably appoints Parent as proxy for such Stockholder to vote such Stockholder’s Shares for such Stockholder and in such Stockholder’s name, place and stead, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, for the adoption of the Merger Agreement and approval of the Merger, to the extent such Stockholder does not cause its Shares to be voted pursuant to Section 3(a). Parent hereby acknowledges and agrees that the proxies granted hereby shall not be effective for any other purpose and each such proxy automatically shall terminate and be of no further force or effect upon and after the Expiration Date. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents or affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to any Stockholder in connection with or as a result of any voting by Parent of the Shares subject to the irrevocable proxies hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company for the purpose set forth herein, so long as Parent is not otherwise in breach of this Agreement.

(ii)	No irrevocable proxy granted by any Stockholder shall be terminated by any act of any Stockholder or by operation of law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which such Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership); provided, that in all cases all such proxies automatically shall terminate upon the Expiration Date. If between the execution hereof and the Expiration Date, any Stockholder should die or become incapacitated, or if any trust or estate holding any Shares should be terminated, or if any corporation or partnership holding any Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the Expiration Date, any actions taken by Parent with respect to such Shares that are taken by Parent pursuant to the terms of this Agreement shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

(iii)	If for any reason the proxies granted by a Stockholder herein are not irrevocable, such Stockholder agrees to vote such Stockholder’s Shares in accordance with Section 3(a) hereof.
     SECTION 4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the respective Stockholders, and this Agreement shall not confer any right, power or authority upon Parent or any other Person (a) to direct any Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or (b) in the performance of any of the Stockholders’ duties or responsibilities as stockholders or officers or directors, as the case may be, of the Company.
     SECTION 5. Solicitation. Each Stockholder hereby represents and warrants that such Stockholder has read Section 6.4 of the Merger Agreement. In addition, each Stockholder, solely as to itself only and solely in such Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action, or permit any of its Affiliates to take any action, that would violate Section 6.4 of the Merger Agreement if such Stockholder and its Affiliates were deemed a “Representative” of the Company for purposes of such Section 6.4 of the Merger Agreement, provided, the foregoing shall not serve to limit or restrict any actions taken by any Stockholder in any capacity other than as Stockholder, to the extent such actions are permitted or required under such Section 6.4 of the Merger Agreement.
     SECTION 6. Representations, Warranties and Other Agreements of Stockholder. Each Stockholder hereby represents and warrants to Parent as to itself only that, as of the date hereof:
          (a) such Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be until the Expiration Date) the beneficial owner of the Shares and the options to acquire Additional Shares, set forth opposite such Stockholder’s name on Schedule I attached hereto, with full power to vote or direct the voting of such Shares, or grant a consent or other written approval in respect of such Shares, in each case for and on behalf of all beneficial owners of those Shares set forth opposite such Stockholder’s name that are eligible to be voted at any general or special meeting of the stockholders of the Company;
          (b) the Shares and the options to acquire Additional Shares, set forth opposite such Stockholder’s name on Schedule I attached hereto are free and clear of any Encumbrances, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws and other than the obligations set forth herein or in the Contribution Agreement);
          (c) such Stockholder does not beneficially own any securities of the Company other than the Shares and options to acquire shares of Company Common Stock, set forth on Schedule I attached hereto;

          (d) such Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement applicable to such Stockholder;
          (e) such Stockholder agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which alleges that (i) the execution and delivery of this Agreement by such Stockholder and the granting of any proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof;
          (f) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any contract to which such Stockholder is a party or which is binding on such Stockholder or such Stockholder’s Shares, and will not result in the creation of any Encumbrance on any of such Stockholder’s Shares;
          (g) this Agreement has been duly executed by such Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;
          (h) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by such Stockholder, (i) except for any applicable requirements, if any, of the Exchange Act, and (ii) except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement in any material respect; and
          (i) such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.
     SECTION 7. Consent. Each Stockholder on behalf of itself only consents to and authorizes the Company, Parent and their respective Affiliates (and Parent authorizes the Company and its Affiliates) to (a) publish and disclose in the Proxy Statement, the Schedule 13E-3, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and (b) file this

Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger.
     SECTION 8. Stockholder Capacity. To the extent that any of the Stockholders are officers or directors of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken or not taken by any such Stockholders in their respective capacities as officers or directors of the Company or any of its Subsidiaries or from fulfilling the duties and obligations of such office (including the performance of obligations required by the fiduciary duties of any of the Stockholders acting in their capacity as an officer or director), and none of such actions (or determinations not to take any action) in such other capacities shall be deemed to constitute a breach of this Agreement.
     SECTION 9. Legending of Shares. Until the Expiration Date, each Stockholder hereby authorizes Parent and the Company to cause each certificate evidencing the Shares to bear the following legend on the face thereof (which legend shall be removed promptly upon the Expiration Date to the extent the Merger is not consummated):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER VOTING AGREEMENT, DATED AS OF AUGUST 16, 2010, AMONG THE HOLDER OF THE CERTIFICATE, IVY HOLDINGS INC. AND THE OTHER STOCKHOLDERS PARTY THERETO, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH STOCKHOLDER VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF PROSPECT MEDICAL HOLDINGS, INC.”
     SECTION 10. Termination. Notwithstanding anything to the contrary provided herein, this Agreement and any undertaking, power of attorney, proxy or waiver granted by any Stockholder hereunder (including those proxies granted herein that are irrevocable) automatically shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by any Stockholder to remove any legend placed upon any Shares pursuant to Section 9 (and to cause the return of any certificates evidencing Shares to the extent provided by the beneficial owner thereof to Parent or any of its Affiliates); provided, further, however, (a) Section 13 shall survive any termination or expiration of this Agreement, (b) any such termination shall not relieve any party from liability for any willful breach of its obligations hereunder prior to such termination, and (c) each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach.
     SECTION 11. Appraisal Rights. Each Stockholder (i) irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any of the Shares or rights to dissent from the Merger that such Stockholder may have and (ii) agrees not to commence or participate in, and will take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights of any Stockholder for any breach of this Agreement or the Contribution Agreement by Parent or its Affiliates.
     SECTION 12. Further Assurances.
          (a) Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as any other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.
          (b) Each Stockholder agrees as to such Stockholder only, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Additional Shares acquired by such Stockholder.
          (c) Each Stockholder’s spouse shall be required to execute the form of spousal consent set forth in Exhibit A to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement as to his or her interest, whether as community property or otherwise, if any, in (i) the Shares, and the options and other rights to acquire Additional Shares, set forth opposite such Stockholder’s name on Schedule I attached hereto, and (ii) any Additional Shares acquired by such Stockholder.
     SECTION 13. Miscellaneous.
          (a) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that the parties acknowledge that the legal fees and expenses of the Stockholders shall be paid by the Company.
          (b) Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of any other party’s obligations to comply with its representations, warranties, covenants and agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder (or any delay in asserting any such breach) shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder or in any other context.
          (c) Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is to be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
          (d) Assignment; Benefit. Except as expressly permitted by the terms hereof, no party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party hereto, and any attempted assignment without such prior written approval shall be void; provided, that the foregoing prohibition on assignment shall not apply to transferee in any Transfer effected pursuant to, and in accordance with, the proviso in Section 2(a). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to, and shall not be deemed to, confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to create any agreement of employment with any person or otherwise create any third party beneficiary hereto.
          (e) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.
          (f) Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by each Stockholder in accordance with the specific terms hereof, and that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity. Each of the Stockholders agrees as to itself that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the covenants and obligations contained herein on the basis that Parent has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and Parent shall not be required to post a bond or other security in connection with any such order or injunction.
          (g) Governing Law. This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflicts of law.
          (h) Jurisdiction and Venue. Each of the Stockholders and Parent hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware, for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (B) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, Parent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19081 as such agent
          (i) No Agreement Until Transaction Documents Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute, or be deemed to evidence, a contract, agreement, arrangement or understanding between the parties hereto unless (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.
          (j) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
          (k) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as from time to time may be specified by the parties by like notice):
          if to Parent, to:
          c/o Leonard Green & Partners, L.P.
          11111 Santa Monica Blvd., #2000
          Los Angeles, CA 90025
          Attention: John Baumer
          Facsimile: (310) 954-0404
          with a copy (which shall not constitute notice) to:
          Latham & Watkins LLP
          885 Third Avenue
          New York, New York 10022
          Attention: Howard Sobel
          John Giouroukakis
          Facsimile: (212) 751-4864

          If to a Stockholder: to such Stockholder’s address for notice set forth on Schedule I attached hereto:
          with a copy (which shall not constitute notice) to:
          Bingham McCutchen LLP
          355 So Grand Avenue, Suite 4400
          Los Angeles, California 90071
          Attention: John L. Filippone
          Facsimile: (213) 830-8626
          and:
               Richard J. Welch
          Facsimile: (213) 830-8610
          (l) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as the delivery of an original. At the request of any party, the parties will confirm signatures executed by facsimile or other electronic transmission by signing a duplicate original document.
          (m) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained or incorporated by reference into this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with its terms, including (in the case of agreements or instruments) by valid waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

IVY HOLDINGS INC.
By:	/s/ John M. Baumer
	Name:	John Baumer
	Title:	President
[Signature Page to Voting Agreement]

STOCKHOLDER
/s/ Samuel S. Lee
Samuel S. Lee

[Signature Page to Voting Agreement]

STOCKHOLDER THE DAVID & ALEXA TOPPER FAMILY TRUST
By:	/s/ David Topper
David Topper, Trustee

By:	/s/ Alexa Topper
Alexa Topper, Trustee

[Signature Page to Voting Agreement]

STOCKHOLDER
/s/ Mike Heather
Mike Heather

[Signature Page to Voting Agreement]

STOCKHOLDER
/s/ Jeereddi A. Prasad
Dr. Jeereddi A. Prasad

[Signature Page to Voting Agreement]

Schedule I

		Shares Issuable Upon
		Exercise of Stock
Name	Shares	Options	Address
Samuel Lee			c/o Prospect Medical Holdings, Inc.
			10780 Santa Monica Blvd., Suite 400
	4,976,040	2,176,250	Los Angeles, CA 90025
Mike Heather			240 South Feldner Road
	300,000	509,500	Orange, CA 92868
The David & Alexa Topper Family Trust			c/o Prospect Medical Holdings, Inc.
			10780 Santa Monica Blvd., Suite 400
	4,767,922	200,000	Los Angeles, CA 90025
Dr. Jeereddi A. Prasad			766 Brigham Young Drive
	395,434	None	Claremont, CA 91711
TOTAL	10,439,396	2,885,750